1 Insider Trading Policy Applies to: All Global Last updated: March 21, 2025 Scope and Purpose As a public company, John Wiley & Sons, Inc. (the “Company” or “Wiley”) is subject to various federal and state laws and regulations governing trading in its securities. Federal securities laws prohibit individuals with access to material information which has not been widely disseminated to the public, absorbed and evaluated, commonly referred to as “Material Non-public Information” from engaging in transactions in the Company’s securities, or divulging Material Non-public Information to enable others to trade on such information – practices understood as “Insider Trading”. Preventing Insider Trading is not only necessary to comply with securities laws, but it also serves to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. This Insider Trading Policy (the “Policy”) describes the standards, procedures, and guidelines of the Company and its subsidiaries on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of Material Non-public Information. Applicability The Company depends upon the conduct and diligence of colleagues, officers and directors affiliated with the Company, and their respective Family Members who have access to Material Non-public Information concerning the Company to ensure full compliance with this Policy. This Policy applies to all employees of the Company and the Covered Persons, as defined in this Policy, and provides procedures and guidelines with respect to transactions in the Company’s securities, the protection of Material Non-Public Information, and expected standards of conduct. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and how transactions by these entities should be treated, for the purposes of this Policy and applicable securities laws, as if they were for the individual’s own account. Violation of the laws contained within this Policy may result in severe consequences to both the Company and the individual. The prohibitions against Insider Trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is Material and Non-public. The prohibitions would also apply to all Covered Persons who buy or sell securities on the basis of Material Non-public Information that they have obtained about the Company’s customers, suppliers, partners, competitors, or other companies with which the Company has contractual relationships or may be negotiating transactions.

2 Definitions “Covered Persons” – All colleagues, officers and directors employed by or affiliated with the Company, and their respective Family Members, and individuals who through their work with the Company gain access to Non-public Material Information, or who have or is in a position to have access to Non-public Material Information concerning the Company. “Designated Insider” – Designated Insiders are other colleagues (i.e., not including Section 16 Individuals) who come into contact with Non-public Material Information on a continuing and frequent basis due to the nature of their job duties, and are notified in writing by the Office of the Corporate Secretary or their designee that they are a member of the group. "Family Member” – A person, including a spouse, who resides with a director, officer, or colleague, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose Securities Transactions are directed by such person or are subject to such person’s influence or control. “Insider” – An Insider, beyond Designated Insiders and Section 16 Individuals, are colleagues of the Company and anyone else who, regardless of their actual knowledge of Non-Public Material Information, is in a position that they are considered to typically have access to such information. "Material Information" – Material Information means any information concerning the business and operations of the Company which could influence reasonable investors to buy, sell, or hold the Company's securities. Some examples of information that may be material include: a. announcements of earnings and/or minimum quarterly distributions; b. monthly financial results, financial forecasts (especially earnings estimates); c. changes in previously disclosed financial information; d. significant write-downs in assets or increases in reserves; e. material liquidity issues; f. changes in earnings estimates or unusual gains or losses in major operations; g. significant capital projects; h. new major contracts; i. mergers, acquisitions, tender offers or divestments; j. extraordinary borrowings; k. cybersecurity risks and incidents, including vulnerabilities and breaches; l. changes in debt ratings; m. technological breakthroughs; n. major marketing changes;

3 o. major litigation, governmental investigations, criminal actions, or indictments and any collateral consequences; p. significant changes in the Company’s management or board of directors; q. programs for the repurchase of securities by the Company or proposed issuances of new securities; and r. casualty losses if the casualty could have a significant financial effect. If you are unsure whether information could be considered material, or if you have any other question regarding whether to refrain from trading in the Company’s securities, you should consult the Office of the Corporate Secretary. “Non-public" – Insider Trading prohibitions come into play only when you possess information that is material and "non-public." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. “Securities Transactions” – All trading (purchasing, selling or offering to purchase or sell) or other transactions in the Company's securities, including common stock and any other security the Company may issue, such as preferred stock, notes, bonds and convertible securities, and transactions in the Company's Stock under any incentive plans, such as restricted units, and/or the exercise of options. “Section 16 Individuals” – Each member of the Company’s Board of Directors (the “Board”) and those officers of the Company designated by the Board as Section 16 officers. Section 16 Individuals come in contact with Non-public Material Information on a continuing and frequent basis. Section 16 Individuals are subject to the "short-swing" trading and disclosure rules promulgated under Section 16 of the Securities and Exchange Act of 1934, as amended (“SEC”). The Policy General Prohibition on Insider Trading No Covered Person shall engage in any Securities Transactions while in possession of Non- public Material Information ("Insider Trading"). No Covered Person shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of Non-public Material Information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information.

4 The Insider Trading prohibitions do not apply to the surrender of shares to the Company used to satisfy any tax withholding obligations arising from the exercise of stock options or vesting of shares in a manner permitted by the applicable equity award agreement, that in each case do not involve a market sale of the Company’s securities or Securities Transactions made pursuant to a plan which meets the requirements of Rule 10b5-1, promulgated under the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). No Covered Person shall engage in tipping. Tipping occurs when a Covered Person who learns of Non-public Material Information communicates it to another person (other than another Company director, officer, or colleague or authorized Company representative who has a legitimate and clear need to know). If that other person (including Family Members, friends, etc.) engages in a Securities Transaction, both the Covered Person(s) and the other person may be held liable. Covered Persons may not disclose any Material Non-public Information concerning the Company or make any recommendations or express opinions on the basis of Non-public Material Information to any other persons or entities, including Family Members and friends. This prohibition applies whether or not the Covered Person receives any benefit from the use of that information by the other person or entity. Confidentiality of Material Non-Public Information Non-public Material Information relating to the Company is the property of the Company and unauthorized disclosure of such information is prohibited. If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Corporate Secretary or in accordance with Wiley’s Corporate Communications Policy. Responding to a request yourself may violate this Policy and, in certain circumstances, the law. Blackout Periods All Covered Persons are prohibited from trading in the Company’s securities when in possession of Non-public Material Information. Insiders are further prohibited from trading in the Company's securities during blackout periods as defined below. a. Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period commencing at the close of the market 10 calendar days prior to the current quarter end date and ending at the close of business on the second business day following the date the Company's financial results (“Earnings”) are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess Non-public Material Information about the Company's financial results. b. Other Blackout Periods. From time to time, the Company may also require that all or certain colleagues refrain from engaging in Securities Transactions for a specified period of time due to Material Information known to such colleagues (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) and not yet disclosed to the public. While such Non-public Material Information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from

5 trading in the Company's securities. Trading by any person possessing Non-public Material Information must be delayed for a sufficient period after release by the Company of Non-public Material Information to permit dissemination and to allow the investing public to digest the information. If the Company imposes a special blackout period, the Office of the Corporate Secretary will notify the Covered Persons affected. Company colleagues, officers and/or directors who are in possession of Non-public Material Information must wait until the close of business on the second trading day after the information was publicly disclosed before they can treat the information as public. For example, if an announcement is made on a Thursday, then Monday generally would be the first day that trading would be allowed. Similarly, if the announcement is made on a Friday, then Tuesday generally would be the first day that trading would be allowed. The Office of the Corporate Secretary will notify the Covered Persons when the special blackout period begins and ends based on this cadence. Trading Windows Insiders may only engage in Securities Transactions during an open trading window (a “Trading Window”) or pursuant to a 10b5-1 Plan. The Office of the Corporate Secretary will determine the commencement date and length of each Trading Window. However, and inverse to blackout periods, the Trading Window typically commences at the close of business on the second business day following the Earnings Call for the respective quarter and closes approximately 10 calendar days prior to the current quarter end date. Engaging in Securities Transactions during a Trading Window should not be considered a "safe harbor," and Insiders should use good judgment at all times to make sure that their Securities Transactions are not affected while they are in possession of Non-public Material Information concerning the Company, in addition to obtaining required pre-clearance, as described below. Rule 10b5-1 Plans The trading restrictions within this Policy do not apply to transactions under an approved, pre-existing written plan, contract, instruction, or arrangement under a 10b5-1 Plan, where such plans meet the following requirements: a. have been approved by the General Counsel or Corporate Secretary prior to establishment by the director, officer, or colleague; b. are created in good faith, before such director, officer, or colleague becomes aware of any Non-public Material Information; c. specify (or provides an algorithm or formula for determining) the amount, pricing of securities to be purchased or sold (such as trigger price if applicable), and the dates(s) of the transaction(s) (or include a written formula, algorithm, for determining the amount, pricing, and date); d. do not permit such director, officer, or colleague to exercise any subsequent influence over how, when, or whether to effect purchases or sales of securities;

6 e. for directors and officers, trading under such plans will not begin until the later of the “cooling off period”, which is (i) 90 days after the adoption or modification of the plan or (ii) at the close of business two business days after the disclosure of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified. With respect to persons other than issuers, directors or officers, the applicable cooling-off period is 30 days after the adoption or modification of the trading plan; f. such plans include a representation certifying that at the time of adoption the director, officer or colleague is (i) not aware of Non-public Material Information about the Company’s securities; and (ii) the adoption is not a part of a plan or scheme to evade the prohibitions of Rule 10b5-1; g. are not adopted during a blackout period; and h. such plans provide that the broker is instructed to send same-day duplicate confirmations of all such purchase and/or sale transactions to the Office of the Corporate Secretary; b. provided, however, that no person acting on behalf of such director, officer, or colleague pursuant to such approved 10b5-1 Plans may be aware of Non-public Material Information when deciding how, when, or whether to effect purchases or sales of securities. Trading Under an approved 10b5-1 Plan Subsequent authorization or pre-clearance will not be required for actual purchases and sales of securities under an approved 10b5-1 Plan, provided: a. the timing of such purchase or sale is outside the control of the director, officer or colleague; b. such director, officer or colleague has no actual knowledge of the terms of the transaction prior to the execution. With respect to any purchase or sale under an approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Office of the Corporate Secretary. Revocation and Amendments to an approved 10b5-1 Plan Revocation or suspension of an approved 10b5-1 Plan outside of the express terms of the 10b5-1 Plan should occur only in unusual circumstances. Effectiveness of any revocation or amendment of an approved 10b5-1 Plan will be subject to the prior review and approval by the General Counsel or Corporate Secretary. A person acting in good faith may amend a prior approved 10b5-1 Plan so long as (i) they first notify and seek approval of the General Counsel or Corporate Secretary, (ii) such amendments are made during a Trading Window; and (iii) the approved 10b5-1 Plan participant does not possess Material Non-public Information at the time of such amendment.

7 Multiple overlapping 10b5-1 Plans will not be permitted. Persons may not have another outstanding (and may not enter into any additional) 10b5-1 Plan for the purchases or sales of any class of securities of the Company on the open market during the same period. The SEC has also placed a restriction on single-trade 10b5-1 Plans. Persons will be able to rely on the Rule 10b5-1(c) affirmative defense for only one single-trade plan during any 12- month period. If you are considering entering into, modifying, or terminating a 10b5-1 Plan or have any questions regarding 10b5-1 Plans, please contact the Office of the Corporate Secretary. You should consult your own legal and tax advisors before entering into, modifying, or terminating a 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an approved 10b5-1 Plan without the prior review and approval of the General Counsel and Compliance Officer as described above. Disclosure Requirements Under Item 408(a) of Regulation S-K, the Company must disclose quarterly whether directors and officers have adopted or terminated a 10b5-1 plan or other trading arrangements and, if so, a description of the material terms of each trading arrangement other than price. For Compliance purposes, the Office of the Corporate Secretary will periodically, and in advance of the disclosure of the Company’s financial results for the fiscal quarter, ask Section 16 Individuals to confirm they have not adopted or terminated a 10b5- 1 plan or other trading arrangement. Limitations on Sales of Securities Because of the limited average trading volume for the Company's common stock, and concerns of market price fluctuations occasioned by the sale of stock by directors, officers, colleagues, the Company reserves the right to limit the number of shares that can be sold overall and per day by any director, officer or colleague, pursuant to a 10b5-1 Plan or otherwise. The General Counsel or Corporate Secretary has the right to require any director, officer, or colleague to amend an existing 10b5-1 Plan, in compliance with Rule 10b5-1, to effectuate such trading limitations, when necessary. No director, officer or colleague will have any cause of action against the Company, its affiliates, directors or officers as a result of any losses sustained as a result of restrictions imposed on the number of shares such person is permitted to sell. Pre-Clearance of Securities Transactions Because Insiders, and specifically Section 16 Individuals and Designated Insiders, are likely to obtain Non-public Material Information on a regular basis, the Company requires all Designated Insiders and Section 16 Individuals to refrain from trading, even during a trading window as described above, without first pre-clearing all Securities Transactions with the Office of Corporate Secretary and/or other persons designated by the Corporate Secretary from time to time, prior to executing the transaction, per the Pre-Clearance Procedure as laid out by the Office of the Corporate Secretary. Occasionally, because of their involvement in special projects or otherwise, other colleagues may also come into possession of Non-public Material Information (or information that could

8 become Non-public Material Information with the passage of time) who would otherwise not be considered a Designated Insider. The Office of the Corporate Secretary will inform these other colleagues whether they are subject to this Policy and, as such, will be required to pre-clear any anticipated Securities Transactions. Insiders will be notified in writing by the Corporate Secretary, the Assistant Corporate Secretary, or their designee that they are a Section 16 Individual or a Designated Insider. Upon a request for pre-clearance, the Office of Corporate Secretary shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted (after such time, a new approval would be required). If the Section 16 Individual or a Designated Insider becomes aware of Non-public Material Information before the transaction is executed, the pre- clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. Additional Requirements for Section 16 Individuals Section 16(a) requires that Section 16 Individuals file reports of most transactions in the Company’s securities with the SEC within two business days of each transaction, known as Forms 3, 4 and 5. Securities Transactions for reporting purposes generally include any change in ownership, including option grants, stock grants, vesting of restricted and performance share units, or exercise of options. To avoid any liability under Section 16(b), to assist in the timely filing of transaction reports under Section 16(a) and to otherwise ensure compliance with applicable securities laws, we require Section 16 Individuals to communicate their intentions to transact to the Office of the Corporate Secretary so they may initiate a pre-transaction review. This pre-transaction review is also intended to help ensure compliance with Rule 144 (which sets the conditions under which restricted (unregistered) and control securities can be sold and further described below), assist in the preparation of required reports, ensure compliance with applicable stock ownership guidelines, and avoid inadvertent insider trading violations. In addition to pre-clearing Securities Transactions, and before proceeding with the acquisition or disposition of any of the Company’s securities, Section 16 Individuals should review the following checklist. a. If a sale is proposed by Section 16 Individuals or any Family Member, ensure that: i. Neither the Section 16 Individual nor any Family member has made any purchases of the Company’s stock (or securities convertible into the Company’s stock) within the past six (6) months; and ii. No purchases by Section 16 Individual or any Family Member are anticipated within the next six months. b. If a purchase is proposed by Section 16 Individuals or any Family Member, ensure that:

9 i. Neither the Section 16 Individual nor any Family Member made any sales of the Company’s stock (or securities convertible into the Company’s stock) within the past six months; and ii. No sales are anticipated or required to be made within the next six months by the Section 16 Individual or any Family Member. c. Rule 144. In addition, Section 16 Individuals are required to comply with the requirements of Rule 144 when selling any Company securities. Rule 144 is an SEC regulation that allows for the public sale of restricted securities without needing to register them with the SEC, provided certain conditions are met regarding holding periods, selling volume, and public information availability about the company. Compliance requires the preparation and filing with the SEC of any required Form 144. The Section 16 Individuals’ broker will assist the Section 16 Individual in completing the required forms. d. Notice of Sale Transactions. Sales of Company securities by Section 16 Individuals often attract the attention of market observers who may mischaracterize the intent or reason for the sale of Company stock. Accordingly, to enhance internal communications, the Company’s CEO and/or Board Chairman may be informed of certain sale transactions in advance of such transactions, as well as the reason the shares are being sold (if known). Stock Ownership Guidelines Insiders may be subject to stock ownership guidelines which are based on their role within the organization. By requesting a Securities Transaction, it is understood that you have met such requirements, and such transactions will not result in being noncompliant with such guidelines. Notwithstanding, the Corporate Secretary or the Assistant Corporate Secretary, in partnership with Wiley’s People Organization, will confirm the status of the applicable stock ownership guidelines as part of the pre-clearance procedure. Prohibited Transactions In addition to the other restrictions set forth above, Insiders are prohibited from engaging in any of the transactions specified below because of the potential conflict of interest, or the perceptions created and the resulting possible impact on the market. a. Engaging in Short Sales. No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade. b. Engaging in Derivative Transactions. No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on Non-public Material Information.

10 c. Hedging. No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars, or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on Non-public Information. d. Trading on Margin or Pledging. No Insider may hold Company securities in a margin account or pledge (or hypothecate) Company securities as collateral for a loan. Margin sales or foreclosure sales may occur at a time when the Insider is aware of Non-public Material Information or otherwise is not permitted to trade in Company securities. Violations of Insider Trading Laws Penalties for trading on or communicating Non-public Material Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory. Legal Penalties. A person who violates Insider Trading laws by engaging in Securities Transactions when they have Non-public Material Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who engages in tipping may also be liable for transactions by the tippees to whom they have disclosed Non-Public Material Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained, or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons. Company-Imposed Penalties. Colleagues who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Post-Termination Transactions The prohibitions set forth in this Policy continue to apply to transactions in the Company’s securities even after the Insider’s employment or other service relationship with the Company has terminated until the later of (1) the re-opening of the quarterly Trading Window if such termination occurs outside of a Trading Window or (2) for so long as the Insider is aware of Non-Public Material Information.

11 Section 16 Obligations after Separation from the Company After a Section 16 Individual leaves their position as an officer and/or director of the Company, the Section 16 Individual will not be subject to Section 16 obligations. Consistent with this Policy, the Company will promptly remove the Section 16 Individual’s status as a corporate Insider from its internal system following the later of: (i) an open trading window following the Section 16 Individual’s Separation Date or (ii) the Section 16 Individual’s confirmation to the Company they do not possess Non-public Material Information. However, under related federal securities obligations, after a Section 16 Individual leaves the Company, Section 16 Individuals still may not buy or sell Company securities based on any Non-public Material Information obtained from their service with the Company or any person or party associated with the Company and may not provide that information to any other person. Section 16 Individuals should contact the Office of the Corporate Secretary should they have any questions about their Section 16 obligations, the Company's policies and procedures or the application of Section 16 to any proposed transaction in Company’s securities. Review of Policy This Policy will be reviewed annually by the Company’s Audit Committee, or more frequently, if material changes to the Policy are proposed. Policy Owner The Office of the Corporate Secretary is responsible for managing this Policy, including its drafting and approval, regular review and revision of the Policy and oversees compliance with the Policy. Questions regarding the Policy should be directed to the Company’s Corporate Secretary or General Counsel. Hardship Waivers The requirements specified in this Policy may be waived at the discretion of the General Counsel if compliance would create severe hardship or prevent an Insider from complying with a court order, as in the case of a divorce settlement, unless doing so would be in violation of applicable federal or state laws. Any exception approved by the General Counsel shall be reported immediately to the Audit Committee of the Board. Contacts and Responsibility If you have any questions about this Policy or its application to any proposed transaction in Company Securities or the proposed adoption or change in a 10b5-1 Plan, you may contact the Office of the Corporate Secretary at corpsec@wiley.com. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions, whether by you or your Family Member, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed. Approved by the Audit Committee of the Company on March 21, 2025.